Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2011

The balances in the sub-accounts on deposit with the trustee as of the above date were:

		Series 2003-1	Series 2004-1

General Sub-Account		$23,236,646.83	$12,350,444.73
Capital Sub-Account		$2,500,040.02	$3,949,106.17
Overcollateralization Sub-Account		$731,397.32	$2,303,567.98
Reserve Sub-Account		$0.00	$2,376,796.58

REP Deposit Account*	$ 6,148,602.35

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.